EXHIBIT 21

Subsidiaries of Lindsay Corporation

Ownership Percentage
Lindsay Manufacturing, LLC – Nebraska	100%
Lindsay Transportation Solutions, Inc. – California	100%
Safe Technologies, Inc. – California	100%
Lindsay Sales Holding Company, LLC – Nebraska	100%
Claude Laval Corporation – California	100%
Home and Ranch Filtration, LLC – California	100%
Separades Lakos de Lationomerica, Sa de CV – Mexico	100%
Irrigation Specialists, Inc. – Delaware	100%
IRZ Consulting, LLC – Oregon	100%
Lindsay Sales & Service, LLC – Nebraska	100%
Lindsay International Sales & Service, LLC – Nebraska	100%
Lindsay Real Estate Holdings, LLC – Delaware	100%
Lindsay Transportation Solutions Sales & Services, LLC – Nebraska	100%
Watertronics, LLC – Wisconsin	100%
Elecsys Corporation – Kansas	100%
DCI Holdings, FAE, LLC – Kansas	100%
Elecsys International Corporation – Kansas	100%
SPF Water Engineering, LLC – Idaho	100%
Lindsay International Holdings, CV – Netherlands	100%
Lindsay International Holdings, BV – Netherlands	100%
Lindsay America do Sul Ltda. – Brazil	100%
Lindsay Europe SAS – France	100%
Lindsay International (ANZ) Pty. Ltd – Australia	100%
Lindsay International, BV – Netherlands	100%
Lindsay International Development Company, B.V. – Netherlands	100%
Lindsay Irrigation & Infrastructure Industry and Trade Inc. – Turkey	100%
Lindsay Manufacturing Africa (PTY) Ltd. – South Africa	100%
Lindsay (Tianjin) Industry Co., Ltd. – China	100%
Snoline S.p.A. – Italy	100%
Lindsay International (RUS), LLC – Russia	100%
Lakos International FZE – UAE	100%
Lindsay International Servicios de Irrigacion S.A. – Uruguay	100%
Lindsay International Holdings (USA), LLC – Nebraska	100%
Lindsay International Sales Corporation – Delaware	100%
Lindsay Transportation, Inc. – Nebraska	100%